Exhibit 4.5

Contract No. 060596-0001-0001	Amendment Number 1

AMENDATORY AGREEMENT

Pinnacle Entertainment, Inc. 401(k) Investment Plan

WHEREAS, Pinnacle Entertainment, Inc. (the “Employer”) maintains the Pinnacle Entertainment, Inc. 401(k) Investment Plan (the “Plan”) for its employees;

WHEREAS, Pinnacle Entertainment, Inc. has decided that it is in its best interest to amend the Plan;

WHEREAS, Section 14.01(b) of the Plan authorizes the Employer to amend the selections under the Pinnacle Entertainment, Inc. 401(k) Investment Plan Adoption Agreement.

NOW THEREFORE BE IT RESOLVED, that the Pinnacle Entertainment, Inc. 401(k) Investment Plan Adoption Agreement is amended as follows.

1.	The Adoption Agreement is amended to read:

6A-7	CHANGE OR REVOCATION OF DEFERRAL ELECTION: In addition to the Participant’s Entry Date under the Plan, a Participant may change or resume a deferral election (on a prospective basis) as of the dates designated in this AA §6A-7. Unless designated otherwise under subsection (f), a Participant may revoke a deferral election (on a prospective basis) at any time.

☐	(a)	As designated under the Salary Reduction Agreement or other written procedures adopted by the Plan Administrator.

☐	(b)	The first day of each calendar quarter.

☐	(c)	The first day of each Plan Year.

☐	(d)	The first day of each calendar month.

☒	(e)	The beginning of each payroll period.

☐	(f)	Other:

[Note: A Participant must be permitted to change or revoke a deferral election at least once per year.]

RESOLVED FURTHER, that the above amendment to the Pinnacle Entertainment, Inc. 401(k) Investment Plan Adoption Agreement is effective as of 3-1-2011.

IN WITNESS WHEREOF, Pinnacle Entertainment, Inc. signs this agreement in its capacity as Plan Sponsor on behalf of the Pinnacle Entertainment, Inc. 401(k) Investment Plan on this 25th day of March, 2011.

By:	Daniel P. Boudreaux

Title:	Chief Accounting Officer

Signature:	/s/ Daniel P. Boudreaux

© Copyright 2008	Massachusetts Mutual Life Insurance Company	3-1-2011

Contract No. 060596-0001-0001	Amendment Number 1

EMPLOYER SIGNATURE PAGE

PURPOSE OF EXECUTION. This Signature Page is being executed to effect:

☐	(a)	The adoption of a new plan, effective	[insert Effective Date of Plan].

☒	(b)	The restatement of an existing plan, effective 11-1-2010	[insert Effective Date of Plan].

		(1)	Name of Plan(s) being restated: Pinnacle Entertainment, Inc. 401(k) Investment Plan.

		(2)	The original effective date of the plan(s) being restated: 4-1-1990

☒	(c)	An amendment of the Plan. If this Plan is being amended, the updated pages of the Adoption Agreement may be substituted for the original pages in the Adoption Agreement. All prior Employer Signature Pages should be retained as part of this Adoption Agreement.

		(1)	Identify the Adoption Agreement section(s) being amended: 6A-7

		(2)	Effective Date(s) of such changes: 4-1-2011

☐	(d)	To identify a Successor Employer. Check this selection if a successor to the signatory Employer is continuing this Plan as a Successor Employer. Complete this Employer Signature Page and substitute a new page 1 under this Adoption Agreement to identify the Successor Employer. All prior Employer Signature Pages should be retained as part of this Adoption Agreement.

		(1)	Effective Date of the amendment is:

PROTOTYPE SPONSOR INFORMATION. The Prototype Sponsor will inform the Employer of any amendments made to the Plan and will notify the Employer if it discontinues or abandons the Plan. To be eligible to receive such notification, the Employer agrees to notify the Prototype Sponsor of any change in address. The Employer may direct inquiries regarding the Plan or the effect of the Favorable IRS Letter to the Prototype Sponsor (or authorized representative) at the following location:

Name of Prototype Sponsor: Massachusetts Mutual Life Insurance Company

Address: 1295 State Street Springfield, MA 01111-0001

Telephone number: (800) 309-3539

IMPORTANT INFORMATION ABOUT THIS PROTOTYPE PLAN. A failure to properly complete the elections in this Adoption Agreement or to operate the Plan in accordance with applicable law may result in disqualification of the Plan. The Employer may rely on the Favorable IRS Letter issued by the National Office of the IRS to the Prototype Sponsor as evidence that the Plan is qualified under Code §401, to the extent provided in Rev. Proc. 2005-16. The Employer may not rely on the Favorable IRS Letter in certain circumstances or with respect to certain qualification requirements, which are specified in the Favorable IRS Letter issued with respect to the Plan and in Rev. Proc. 2005-16. In order to obtain reliance in such circumstances or with respect to such qualification requirements, the Employer must apply to the office of Employee Plans Determinations of the IRS for a determination letter. See Section 1.62 of the Plan.

By signing this Adoption Agreement, the Employer intends to adopt the provisions as set forth in this Adoption Agreement and the related Plan document. The Employer understands that the Prototype Sponsor has no responsibility or liability regarding the suitability of the Plan for the Employer’s needs or the options elected under this Adoption Agreement. It is recommended that the Employer consult with legal counsel before executing this Adoption Agreement.

Pinnacle Entertainment, Inc.
(Name of Employer)

Daniel P. Boudreaux	Chief Accounting Officer
(Name of authorized representative)	(Title)

/s/ Daniel P. Boudreaux	3-25-11
(Signature)	(Date)

© Copyright 2008	Massachusetts Mutual Life Insurance Company	3-1-2011
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